Exhibit (a)(5)(L)

Financial information

Schneider Electric completes tender offer for Telvent shares

Rueil-Malmaison (France), August 30, 2011 - Schneider Electric SA (“Schneider Electric”) announced today that its wholly owned subsidiary Schneider Electric España, S.A.U. (“Schneider Electric España”) has successfully completed its cash tender offer to purchase all of the issued shares of Telvent GIT, S.A. (“Telvent”) for $40.00 per share without interest and less any applicable withholding taxes and commenced a subsequent offering period to acquire the remaining untendered shares. As previously announced, the tender offer was made by Schneider Electric España, and the subsequent offering period is being provided, pursuant to a definitive transaction agreement with Telvent (the “Transaction Agreement”).

The tender offer and withdrawal rights expired at 5:00 p.m., New York City time, on Tuesday, August 30, 2011. According to the depositary for the tender offer, approximately 33,187,514 shares were validly tendered and not withdrawn as of the expiration time. This represents approximately 97% of Telvent’s issued shares, giving Schneider Electric control of Telvent. Schneider Electric España has accepted for purchase all shares that were validly tendered and not properly withdrawn and will promptly pay for such shares at the offer price of $40.00 per share in cash without interest and less any applicable withholding taxes.

The subsequent offering period will expire at 5:00 p.m., New York City time, on Wednesday, September 28, 2011, unless extended. The same $40.00 per share in cash without interest and less any applicable withholding taxes paid to shareholders of Telvent who tendered their shares during the initial offering period will be paid to shareholders of Telvent who tender their shares during the subsequent offering period. Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, except that (1) shares cannot be delivered by the guaranteed delivery procedure during the subsequent offering period and (2) shares tendered during the subsequent offering period may not be withdrawn.

As a result of the successful completion of the tender offer, the Transaction Agreement grants Schneider Electric España the right to designate a number of individuals to the board of directors of Telvent (the “Telvent Board”) who, following their appointment, will constitute a majority of the Telvent board. Schneider Electric España’s designees are expected to join the Telvent Board on or around September 6, 2011.

Additionally, as result of the successful completion of the tender offer, the Transaction Agreement requires Schneider Electric to seek a general shareholders’ meeting of Telvent for the purposes of obtaining the requisite shareholder approval of a redemption of each share of Telvent not owned by Schneider Electric and its affiliates (a “Share Redemption”). If a Share Redemption is consummated, each such share of Telvent not owned by Schneider Electric and its affiliates would be cancelled and converted into the right to receive $40.00 in cash without interest and less any applicable withholding taxes and deductions in respect of Spanish capital tax.

Investor Relations : Schneider Electric Carina Ho Phone : +33 (0) 1 41 29 83 29 Fax : +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN : FR0000121972	Press Contact : Schneider Electric Véronique Roquet Montegon Phone : +33 (0)1 41 29 70 76 Fax : +33 (0)1 41 29 88 14	Press Contact : DGM Michel Calzaroni Olivier Labesse Phone : +33 (0)1 40 70 11 89 Fax : +33 (0)1 40 70 90 46

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Under Spanish law, in addition to other conditions, a Share Redemption requires the approval of the holders of at least a majority, and possibly as much as two-thirds (depending on attendance at the general shareholders meeting), of the voting shareholders that are not affiliated with Schneider Electric. There is therefore no assurance that the conditions to a Share Redemption will be satisfied or that a Share Redemption will be consummated.

Holders should also be aware that the Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable) of exchanging shares of Telvent for cash pursuant to a Share Redemption may be less favorable to shareholders than the Spanish tax consequences arising out of tendering shares during the subsequent offering period.

While there is currently no set timetable for holding the general shareholders’ meeting of Telvent for purposes of voting on a Share Redemption, Schneider Electric expects that the administrative requirements imposed by Spanish law will result in a significant delay prior to the consummation, if any, of a Share Redemption.

Schneider Electric also announced today that Schneider Electric España has provided written notice to The Bank of New York Mellon, the depositary for Schneider Electric España’s previously announced tender offer (the “Notes Tender Offer”) for all of the outstanding US$200,000,000 5.50% Senior Subordinated Convertible Notes due 2015 (the “Notes”) of Telvent, of its acceptance for payment of US$199,657,000 aggregate principal amount of Notes representing all of the Notes that were validly tendered and not properly withdrawn in the Notes Tender Offer. The settlement date for the Notes Tender Offer is scheduled for September 1, 2011.

About Schneider Electric

As a global specialist in energy management with operations in more than 100 countries, Schneider Electric offers integrated solutions across multiple market segments, including leadership positions in energy and infrastructure, industrial processes, building automation, and data centers/networks, as well as a broad presence in residential applications. Focused on making energy safe, reliable, and efficient, the company’s 110,000 plus employees achieved sales of 20 billion euros in 2010, through an active commitment to help individuals and organizations “Make the most of their energy”.

www.schneider-electric.com/company

Investor Relations : Schneider Electric Carina Ho Phone : +33 (0) 1 41 29 83 29 Fax : +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN : FR0000121972	Press Contact : Schneider Electric Véronique Roquet-Montégon Phone : +33 (0)1 41 29 70 76 Fax : +33 (0)1 41 29 71 95	Press Contact : DGM Michel Calzaroni Olivier Labesse Phone : +33 (0)1 40 70 11 89 Fax : +33 (0)1 40 70 90 46

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Important Notice

The description contained in this release is not an offer to buy or a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO filed by Schneider Electric and Schneider Electric España, S.A.U. with the SEC on June 21, 2011, as amended. Telvent filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on June 21, 2011. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been or will be sent free of charge to all shareholders of Telvent. Investors may also obtain a free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC’s website: www.sec.gov. The offer to purchase, related letter of transmittal and other tender offer materials, and the Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 549-6650 or collect at (212) 269-5550.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning. The forward-looking statements are based on Schneider Electric’s beliefs, assumptions and expectations, taking into account all information currently available to Schneider Electric. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within Schneider Electric’s control. The forward-looking statements contained herein speak only as of the date hereof. Except as required by applicable law or the rules and regulations of any stock exchange on which its securities are listed, Schneider Electric expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in its expectations or any change in events, conditions or circumstance on which any forward looking statement contained herein is based.

Investor Relations : Schneider Electric Carina Ho Phone : +33 (0) 1 41 29 83 29 Fax : +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN : FR0000121972	Press Contact : Schneider Electric Véronique Roquet-Montégon Phone : +33 (0)1 41 29 70 76 Fax : +33 (0)1 41 29 71 95	Press Contact : DGM Michel Calzaroni Olivier Labesse Phone : +33 (0)1 40 70 11 89 Fax : +33 (0)1 40 70 90 46